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The following was distributed to Sigma-Aldrich Corporation employees via newsletter on October 2, 2014:

POST-ANNOUNCEMENT COMMUNICATION

Ongoing communication with our employees about the Merck KGaA, Darmstadt, Germany, acquisition transition process is of the utmost importance to us. To help facilitate, we will provide regular updates as they become available in this section of our weekly News of Note.

This week’s updates include:

•	Where have our executives held Town Halls? We are establishing open lines of communication at Sigma-Aldrich.

•	How has the media reacted to the news? View some of the media coverage that has run to date.

•	Who is Merck KGaA, Darmstadt, Germany? Find resources that will help you learn more about the Company.

•	What’s next? Continue to stay focused on our customers and be on the lookout for regular post announcement communication.

Click here to read more

Previous employee communications:

A Google site has been created to house all communications related to the Merck KGaA, Darmstadt, Germany, acquisition which can be found here [https://docs.google.com/a/sial.com/file/d/0B5TcYo94-bIKSnJHV0c5Y0xVYmM/edit]. The information available on this site includes replays of the Global Town Halls held September 22 and 23 as well as various other employee communications.

Where have our executives held Town Halls? To keep the lines of communication open between senior leaders and employees, President and CEO Rakesh Sachdev held a virtual Town Hall and Q&A session with the entire Sigma-Aldrich employee base via Google hangouts on air on September 22. Subsequently on September 23, Rakesh and other executives held a Town Hall via Google Hangouts on Air with the APAC region employee base. This week, executives visited with employees in Milwaukee, WI (other Wisconsin sites joined the meeting via Google Hangouts on Air), Bellefonte, PA, and Natick, MA. Rakesh and members of his executive team will personally interact with employees in the EMEA and APAC regions throughout October and into early November.

How has the media reacted to the news? Over the course of the last week, there have been hundreds of print, radio and television articles covering our recent news. We have pulled some of the coverage to date from a handful of media sources that we thought would be of interest to you:

“German Merck to buy St. Louis-based Sigma-Aldrich (UPDATE)” – Associated Press

“Germany’s Merck to buy Sigma-Aldrich for $17 billion” – St. Louis Post-Dispatch

“Merck KGaA to buy Sigma-Aldrich” – Chemistry World

“Merck KGaA: $17bn ‘Rolls Royce’ Sigma-Aldrich to keep major St Louis site” – In-Pharma Technologist

“Merck KGaA deal for Sigma-Aldrich gets it some specialty manufacturing capacity” – Fierce Pharma Manufacturing

Who is Merck KGaA, Darmstadt, Germany? To provide our employees with a foundational understanding of Merck KGaA, Darmstadt, Germany, we have provided links to several sources of information.

Background on US Operations:

http://www.emdgroup.com/emd/index.html

http://www.emdmillipore.com/

Background on Merck KGaA, Darmstadt, Germany:

Click here to access the presentation made by Dr. Karl-Ludwig Kley, Chairman of Merck KGaA, Darmstadt, Germany’s Executive Board, during the Global Town Hall held in St. Louis on September 23rd.

What’s next? We are in the very early stages of this transition, which will continue through the next several weeks and months. During this period, it becomes even more important that we remain focused on safety, quality and delivery, ensuring we are meeting our customers’ needs. As the transition process progresses, we will begin sharing more detailed communication as it becomes available.

Previous employee communications:

A Google site has been created to house all communications related to the Merck KGaA, Darmstadt, Germany, acquisition which can be found here. The information available on this site includes replays of the Global Town Halls held September 22 and 23 as well as various other employee communications.

German Merck to buy St. Louis-based Sigma-Aldrich (UPDATE)

Associated Press

By David McHugh

22 September 2014

FRANKFURT, Germany (AP) — German drug company Merck says it has agreed to buy St. Louis-based chemical firm Sigma-Aldrich Corp. for $17 billion in a deal Merck says will strengthen its business in chemicals and laboratory equipment.

Darmstadt-based Merck KGaA said Monday it is paying $140 per share in cash for all of Sigma-Aldrich’s shares — a premium of 37 percent over Friday’s closing price of $102.37.

Sigma-Aldrich has over 9,000 employees in 40 countries and supplies chemicals and laboratory equipment to government and commercial facilities. It said its board of directors has unanimously approved the deal, which is expected to close next year, subject to regulators’ approval.

Merck CEO Karl-Ludwig Kley said the company had a “clear commitment” to St. Louis as a business location, given Sigma-Aldrich’s decades-long presence there and the company’s role as a leader in civic society — a role Kley said would continue. He said it was too early in the integration process to answer a question about possible job losses at any of the company’s facilities.

Sigma-Aldrich CEO Rakesh Sachdev said the deal was a “very positive outcome” for shareholders due to the price premium and for employees, “who will benefit from enhanced opportunities as part of a larger, more global organization.”

Merck said it would expand the reach of its EMD Millipore chemical and equipment division, based in Billerica, Massachusetts. “In one of the world’s key industries two companies that fit perfectly together have found each other to present a much broader product offering to our global customers” in research facilities and drug manufacturing, Kley said.

On a conference call with reporters, Kley praised Sigma-Aldrich’s “world-champion” e-commerce platform through which some 70 percent of its products are sold. He said the acquisition was a chance to expand the company’s operations in the life sciences sector, where product margins are around 25 percent measured according to earnings before financial items such as interest, taxes, depreciation and amortization, or EBITDA.

Merck said the combination would enable it to save 260 million euros ($340 million dollars) a year in costs within three years after closing the deal, raising the combined business’ EBITDA margins from 30 percent to 33 percent. Chief Financial Officer Marcus Kuhnert said the savings would come in part from combining manufacturing capacity and streamlining administration. The company said, however, that it would maintain a “significant presence” in both Billerica and St. Louis.

Merck shares shot up on the announcement, at one point trading more than 9 percent higher but easing to trade up 5.7 percent at 73.52 euros by mid-afternoon in Europe.

The company said it already had financing for the deal and would pay using a combination of cash, bank loans and bonds.

Merck KGaA is not affiliated with U.S. drug maker Merck & Co.

Germany’s Merck to buy Sigma-Aldrich for $17 billion

St. Louis Post-Dispatch

By Lisa Brown

22 September 2014

Global chemical supplier Sigma-Aldrich Corp., one of St. Louis’ oldest and largest companies, is being acquired by German pharmaceutical company Merck for $17 billion.

Darmstadt-based Merck KGaA said Monday it will pay $140 per share in cash for all of Sigma-Aldrich’s shares — a premium of 37 percent over Friday’s closing price — to increase its North American presence and growth opportunities in fast-growing Asian markets.

The sale is set to close in mid-2015 pending regulatory approval and approval by Sigma-Aldrich shareholders. Sigma-Aldrich’ board of directors unanimously approved the deal.

The acquisition will establish Merck as a leading player in the $130 billion global life sciences industry, company executives said.

“It’s a quantum leap for our life sciences business,” Karl-Ludwig Kley, chairman of Merck’s executive board, said in a conference call with journalists Monday, adding it’s the largest acquisition in the company’s history. Founded in 1668, Merck operates under the name EMD in the U.S. in Canada.

Since 2011, Merck has focused on making efficiency improvements at its worldwide operations as part of its “Fit for 18” campaign, in preparation for the company’s 350-year anniversary in 2018. Referencing the strides it’s made in efficiency improvements, Kley said: “Now the focus is very much on growth.”

Combining Merck and Sigma-Aldrich will result in $340 million a year in cost savings within three years after closing the deal, Merck said. No details were released about the cost savings, however the company said it will maintain a significant presence in St. Louis and its EMD Millipore chemical and equipment division in Billerica, Mass., after the sale closes.

Referencing Sigma-Aldrich’s 80-year history in St. Louis, Kley said the company has a “clear commitment” to the city and will uphold its civic responsibilities. Sigma-Aldrich is a sponsor of numerous schools, arts and nonprofit organizations, including KIPP Public Charter Schools, St. Louis Children’s Hospital, the Danforth Plant Science Center, Washington University, the University of Missouri-St. Louis and St. Louis University.

“Sigma-Aldrich and St. Louis are synonymous,” Kley said. “The U.S. is nearly half of the worldwide life sciences market. If you want to be a major player in life sciences, you have to have a sizable presence in the U.S.”

Merck executives also said they were drawn by Sigma-Aldrich’s extensive global reach, with operations in 40 countries. Sixty percent of Sigma-Aldrich’s sales are outside of the U.S.

Based at its headquarters campus on Spruce Street in midtown St. Louis near St. Louis University, Sigma-Aldrich is the world’s largest supplier of biochemicals and organic chemicals to research laboratories. The company with $2.7 billion in revenue last year employs 9,000 people worldwide, including 1,800 in St. Louis. Sigma-Aldrich operates multiple facilities throughout the region for research and development, manufacturing and distribution.

Sigma-Aldrich’s roots date to 1934 when two chemical engineers, brothers Aaron Fischer and Bernard Fischlowitz, started a consulting business, Midwest Consultants, helping other St. Louis firms develop adhesives, inks and shoe polishes. Its Sigma Chemical Co. division, led by Dan Broida, later expanded into biochemicals and clinical products. Sigma merged with Milwaukee’s Aldrich Chemical Co. in 1975.

Its chemicals now can be found in toothpaste and coffee creamer, and the company’s high-technology materials are used for smartphones and TV screens. Sigma-Aldrich’s research unit, which includes chemicals and reagents used by scientists, accounts for 52 percent of its sales, and its applied unit that provides products and services for diagnostic companies, testing laboratories and industrial companies accounts for 24 percent of sales. Twenty-four percent of sales comes from its SAFC Commercial unit, which provides cell culture media, active pharmaceutical ingredients, and other products for LED and semiconductor manufacturing.

Sigma-Aldrich CEO Rakesh Sachdev said the deal was a positive outcome for shareholders due to the price premium and for employees, who will benefit from opportunities being a part of a larger, more global organization.

“Our two businesses are highly complementary from a science perspective,” Sachdev said in the call.

Combined, the companies will have sales of more than $6 billion, more than 300,000 products and 2 million customers.

Merck invested in the life sciences sector in 2010 by acquiring a manufacturer of biomedical research products, Billerica, Mass.-based Millipore Corp., for $7 billion.

“Life sciences in general tends to be an industry that’s growing faster than (gross domestic product),” analyst Dmitry Silversteyn of Longbow Research said of Merck’s interest in Sigma-Aldrich. “It’s a high margin business, fairly predictable, and they are a market leader.”

Merck shares shot up on the announcement, trading 8.9 percent higher at 75.82 euros. Sigma-Aldrich shares surged more than 33 percent in afternoon trading to $136.70 a share.

The company said it already had financing for the deal and would pay using a combination of cash, bank loans and bonds.

Merck KGaA is not affiliated with U.S. drug maker Merck & Co.

Merck KGaA to buy Sigma–Aldrich

Chemistry World

By Rebecca Trager

26 September 2014

German chemicals conglomerate Merck KGaA has agreed to buy US specialty chemicals company Sigma–Aldrich for $17 billion (£13 billion), in an effort to enhance its position in the life science industry and a stronger presence in the US.

Merck expects the merger to release approximately €260 million (£203 million) per year in cost savings and sales increases within three years of closing the deal.

In a statement, Merck’s chairman, Karl-Ludwig Kley, called the acquisition a ‘quantum leap’ for the company’s life science business. The two companies have complementary product ranges and geographical reach. Indeed, Merck believes that it is currently underrepresented in America, and says Sigma-Aldrich’s strong US presence will be an asset. The deal will also add exposure to fast-growing Asian markets, the company suggests.

The lab supplies area has seen significant consolidation in recent years. For example, Merck itself bought US-based life sciences company Millipore for $7.2 billion (£4.8 billion at) in 2010; and last year, Thermo Fisher Scientific made a move into the growing next-generation sequencing market by acquiring Life Technologies – principally for its Ion Torrent sequencing subsidiary.

No pullback from pharma

Merck insists that the purchase does not indicate that it is stepping back from drug development and research. While fellow German conglomerate Bayer is separating its life science and materials segments, Merck is sticking to its integrated model. ‘This is not an attempt to move away from pharma,’ Merck spokesman Markus Talanow tells Chemistry World. ‘We want to take our life sciences business to the next level.’

In an online interview, Kley said Merck’s pharma business will continue to remain ‘an integral part’ of the company. He emphasised that Merck is delivering ‘very stable sales’ on its existing pharma portfolio. ‘We will commit the necessary resources to develop our pharma pipeline products further,’ Kley stated.

Alfred Bader, founder of the Aldrich Chemical Company, which merged with the Sigma Chemical Company in 1975 to become Sigma–Aldrich, is now 90 years old and has had several strokes in recent years. He tells Chemistry World, through a representative, that he is ‘very proud’ of the progress that the company has made throughout the years, and hopes that the sale works out to everyone’s benefit. However, he admits to being ‘surprised’ by the news of its acquisition.

Ulrich Huwald, an analyst with the brokerage Warburg Research in Hamburg, Germany, suggests that Merck’s main driver behind the deal is diversification towards a less risky and volatile business. ‘Pharma was clearly a disappointing investment for Merck in the past,’ Huwald tells Chemistry World. ‘So less expensive early stage bets were placed.’

Merck KGaA: $17bn ‘Rolls Royce’ Sigma-Aldrich to keep major St Louis site

In-Pharma Technologist

By Dan Stanton and Gareth Macdonald

22 September 2014

The $17bn (€13.2bn) acquisition of Sigma-Aldrich is “not just a milestone but a quantum leap” for Merck KGaA, the firm says.

The deal, which is still subject to shareholder approval, will expand Merck’s presence in both North America and Asia according to the German drugmaker, which said that it plans to maintain a significant presence at Sigma’s St Louis facility and its own site in Billerica, US.

“Currently we are under-represented in the US,” Merck CEO Karl-Ludwig Kley said in an interview, adding the deal brings “the strong presence of Sigma-Aldrich in the US market, with a size that really allows us to take products and services to the customer throughout this great country.”

Kleys added that the combination of the two companies would mean there would of course be certain synergies, though said it would be premature to discuss any cuts until the deal was approved by regulators.

However, he said the firm remained committed to Sigma-Aldrich’s operations in St Louis, Missouri, a key centre of biologics GMP manufacturing which works in close alignment with the Madison, Wisconsin, Highly Potent APIs (HPAPI) manufacturing plant. “[St Louis] has been home to Sigma-Aldrich for decades and we not only respect this but St Louis will play a major role in taking this company forward.”

Value for money?

The $17bn pricetag represents a 37% premium to the latest closing price of Sigma-Aldrich, but Kleys said the firm was a “compelling” value proposition. “If you want to buy a Rolls Royce you don’t get it at a bargain price.” In the life sciences sector “there are a lot of technology developments, with customers asking for more global solutions and services,” and thus this helped propel the deal. He added the completion of an internal efficiency programme was also a driver, showing Merck is ready to strengthen its service offerings. “We rolled out our efficiency measure and are ready to strengthen our life science business,” he said. “This is not just a milestone but a quantum leap in our business.”

Abandoning Pharma?

In addition to Sigma’s life science and laboratory reagents business, the acquisition will give Merck KGaA control of the fine chemicals unit, SAFC, and Bioreliance, which is Sigma’s biopharmaceuticals-focused safety testing services and dry powder culture media manufacturing business.

Asked whether the ‘world’s oldest pharmaceutical firm’ was abandoning its roots and become a services firm, Kleys joked Merck does “not let anyone become older than us.”

“We are staying in pharma, and are committed to pharma,” he said, adding the firm has been delivering very stable sales on its existing product portfolio, while simultaneously advancing its pipeline across all sectors.

Within the last few months, the Germany-based company has teamed up with Indian drugmaker Lupin over biosimilars, begun construction of a small molecule facility in Nantong, China, and launched a solid dose formulation lab in India to aid development of generics.

Merck KGaA deal for Sigma-Aldrich gets it some specialty manufacturing capacity

Fierce Pharma Manufacturing

By Eric Palmer

22 September 2014

Merck KGaA may have struggled getting new drug products to market, but its $17 billion buyout of Sigma-Aldrich ($SIAL) will allow it to help others, as well as itself, in that endeavor.

The German drugmaker said Monday that it would pay shareholders of the St. Louis, MO-based company $140 a share in cash to acquire its expertise in chemicals and specialty API manufacturing, as well as 9,000 new employees. It said it expects to find about $340 million in savings after the deal closes but indicated it would not make huge cuts in Sigma-Aldrich’s operations in St. Louis and Billerica, MA. Sigma last year had revenues of about $2.7 billion and counts among its clients Big Pharma players like Pfizer (PFE) and Novartis (NVS).

Merck has been building this part of its business for some years. It bought Millipore, a U.S. maker of lab equipment and chemicals, for about $6 billion in 2010 and then added AZ Electronic Materials this year for $2.5 billion. AZ supplies the electronics industry with chemicals for things like flat screen televisions.

Merck Chairman Karl-Ludwig Kley said with the addition of Sigma, it will be able to offer “an industry that is driven by trends such as the globalization of research and manufacturing” 300,000 products that range from lab chemicals to reagents to biologics.

Biologics is an area where Sigma-Aldrich has been adding capacity. In October 2013, it said that its SAFC custom manufacturing business was adding capabilities in commercial-scale antibody-drug conjugates (ADCs) manufacturing at its St. Louis facility. In a complementary move, it expanded its high-potency active pharmaceutical ingredient (HPAPI) manufacturing and storage at its Verona facility near Madison, WI. It said the HPAPI handling and containment standards in Verona would allow it to manufacture the high-potency toxins and linkers that the St. Louis site uses to conjugate biological molecules and develop ADCs.

Merck has a portfolio of established drugs and is investing in manufacturing to help it sell more of those. Last month it started construction on an €80 million ($107.67 million) plant in Shanghai, China, that will be its second largest in the world. It will focus on production of diabetes drugs Glucophage, Concor and Euthyrox. It will also make drugs for heart and thyroid conditions. The company expects to wrap up construction of the 40,000-square-meter facility in 2016 and start commercial production in 2017.

But while it will be making more of the drugs it already sells, the company has had trouble getting new products out of the lab. Earlier this month, it canceled work on Stimuvax, its cancer vaccine that failed in late-stage development, after reviving the flagging research program. Three years ago it gave up on an experimental oral drug for multiple sclerosis, cladribine, after the FDA expressed safety concerns. The buyout of Sigma-Aldrich should provide some additional expertise that will help Merck with its recently announced plans to invest €380 million ($494 million) in developing new biosimilars.

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This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of Sigma-Aldrich Corporation (“Sigma-Aldrich”) and Merck KGaA (“Merck”), which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk our shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Merck’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Merck’s ability to promptly and effectively integrate the businesses of Sigma-Aldrich and Merck; a potential downgrade in the rating of Merck’s or Sigma-Aldrich’s indebtedness; downward pressure on Merck’s or Sigma-Aldrich’s common stock price and its impact on goodwill impairment evaluations; the effects of the business combination of Merck and Sigma-Aldrich, including the combined company’s future financial condition, operating results, strategy and plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of Sigma-Aldrich’s most recent annual and quarterly reports on Form 10-K and Form 10-Q. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck. The proposed merger will be submitted to the shareholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Sigma-Aldrich’s website at http://investor.sigmaaldrich.com under the heading “Financial Information - SEC Filings”. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the shareholders of Sigma-Aldrich and a description of their direct and indirect interests, by share holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.